                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [ ]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            TEMPLATE SOFTWARE, INC.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                            TEMPLATE SOFTWARE, INC.
                            45365 VINTAGE PARK PLAZA
                             DULLES, VIRGINIA 20166

                                                                     May 1, 1997

Dear Shareholder:

     You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Template Software, Inc. (the "Company"), which will be held at 10:00 a.m. Eastern Time on Wednesday, May 28, 1997, at the Company's headquarters at 45365 Vintage Park Plaza, Dulles, Virginia 20166 (the "Annual Meeting").

     The principal business of the meeting will be: (i) to elect directors for the ensuing year; (ii) to ratify the appointment of Coopers & Lybrand L.L.P., as recommended by the Audit Committee of the Board of Directors of the Company, as the Company's independent auditors for the fiscal year ending November 30, 1997; and (iii) to transact such other business as may properly come before the meeting. During the meeting, we will also review the results of the past fiscal year and report on significant aspects of our operations during the first quarter of fiscal 1997.

     Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the postage prepaid envelope provided so that your shares will be voted at the meeting. If you decide to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.

                                          Sincerely yours,

                                          /s/ E. LINWOOD PEARCE

                                          E. Linwood Pearce
                                          Chief Executive Officer

                            TEMPLATE SOFTWARE, INC.
                            45365 VINTAGE PARK PLAZA
                             DULLES, VIRGINIA 20166

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  May 28, 1997

     Notice is hereby given that the Annual Meeting of Shareholders of Template Software, Inc. (the "Company") will be held at the Company's headquarters located at 45365 Vintage Park Plaza, Dulles, Virginia on May 28, 1997, at 10:00 a.m., for the following purposes:

          1. To elect two directors, the names of candidates for such offices being set forth in the accompanying Proxy Statement, to serve until the 2000 Annual Meeting;

          2. To ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending November 30, 1997; and

          3. To transact such other business which may properly be brought before the meeting.

     The Board of Directors (the "Board") has fixed the close of business on April 28, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders.

                                          By Order of the Board of Directors

                                          /s/ JOSEPH M. FOX

                                          Joseph M. Fox
                                          Chairman

Dulles, Virginia
May 1, 1997

                                   IMPORTANT

     Whether or not you plan to attend the Annual Meeting of Shareholders, please complete, sign, date, and return the enclosed proxy in the enclosed postage pre-paid envelope as promptly as possible. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

                            TEMPLATE SOFTWARE, INC.
                            45365 VINTAGE PARK PLAZA
                             DULLES, VIRGINIA 20166

                                PROXY STATEMENT

INFORMATION CONCERNING THE SOLICITATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Template Software, Inc. (the "Company") of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on May 28, 1997, or at any adjournment thereof, as set forth in the accompanying notice. A shareholder giving a proxy may revoke it at any time before it is exercised at the Annual Meeting by so notifying the Secretary of the Company in writing or in person; any such revocation must be received, if in writing, or acknowledged, if oral, by the Secretary prior to the Annual Meeting. Any proxy which is not revoked in accordance with the previous sentence will be voted in accordance with the terms thereof at the Annual Meeting. This Proxy Statement is being mailed to shareholders on or about May 1, 1997.

     On April 28, 1997, the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting, there were 4,337,633 shares of the Company's Common Stock outstanding (the "Shares"). On all matters being voted upon at the Annual Meeting, each share of Common Stock is entitled to one vote.

     The cost of soliciting proxies will be borne by the Company. Following the original mailing of the proxy soliciting material, regular employees of the Company may solicit proxies by mail, telephone, telegraph and personal interview. Proxy cards and materials will also be distributed to beneficial owners of stock, through brokers, custodians, nominees and other like parties, and the Company expects to reimburse such parties for their charges and expenses connected therewith.

     Votes cast by proxy or in person at the Annual Meeting will be counted by the inspector or inspectors appointed by the Company in advance of the Annual Meeting. Shares represented by proxies that reflect abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter, and thus will be disregarded in the calculation of a plurality or of "votes cast."

     Shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares that the broker or nominee has the discretionary authority to vote on a particular matter) will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum of shareholders. However, for purposes of determining the outcome of any matter as to which any broker or nominee has indicated on the proxy form that it does not have discretionary authority to vote upon, those shares will be treated as not present and not entitled to vote with respect to that matter at the Annual Meeting (even though those holders of those shares will be considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

     In the election of directors, shares present but not voting will be disregarded (except for quorum purposes), and the candidates for election receiving the highest number of affirmative votes of the shares entitled to vote for them, up to the number of directors to be elected by those shares, will be elected. Votes cast against a candidate or votes withheld will have no legal effect.

QUORUM REQUIRED

     According to the Company's Bylaws, the holders of a majority of the Shares entitled to vote must be present or represented by proxy to constitute a quorum.

SHAREHOLDERS' PROPOSALS FOR NEXT ANNUAL MEETING

     According to the Company's Bylaws, a proper proposal submitted in writing by a Company shareholder for consideration at the Company's 1998 Annual Meeting of Shareholders and received by the Secretary of the Company at the Company's executive offices no later than 90 days in advance of the Annual Meeting may, in the discretion of the Board of Directors, be included in the Company's Proxy Statement and form of Proxy relating to such Annual Meeting. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the Annual Meeting (including the specific proposal to be presented) and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Company that are beneficially owned by the shareholder, and (iv) any material interest of the shareholder in the proposed business.

                      PROPOSAL I -- ELECTION OF DIRECTORS

NOMINEES

     The Company's Bylaws provide that the Company shall have at least three and not more than fifteen directors, the exact number to be fixed by resolution of the Board of Directors. Effective upon the consummation of the Company's initial public offering on January 28, 1997, the Board expanded to three classes, each of whose members serve for a staggered three-year term. Currently, the Board consists of two Class I Directors (Mr. Joseph M. Fox and Dr. Alan B. Salisbury), one Class II Director (Mr. Andrew B. Ferrentino) and two Class III Directors (Mr. E. Linwood Pearce and Dr. Duane A. Adams). Pursuant to certain investment agreements between the Company and Alcatel Alsthom Compagnie Generale d'Electricite S.A. ("Alcatel"), the Company has agreed, if requested by Alcatel, to use all reasonable efforts to nominate an Alcatel designee for election to the Company's Board of Directors and certain principal shareholders of the Company have agreed to vote all beneficially owned shares in support of such designee's election to the Company's Board.

     At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are expiring. At the Company's upcoming Annual Meeting, the Class I Directors will be elected for a term expiring upon the 2000 Annual Meeting of Shareholders and until their successors are duly elected and qualified. The Board of Directors has nominated Mr. Joseph M. Fox and Dr. Alan B. Salisbury for election as Class I Directors at the Annual Meeting.

     All Shares represented by properly executed proxies received in response to this solicitation will be counted in the election of directors as specified therein by the shareholders. Unless otherwise specified in the proxy, it is the intention of the persons named on the enclosed proxy card to vote FOR the election of the nominees listed in this Proxy Statement to the Board of Directors. Each nominee has consented to serve as a director of the Company if elected. If at the time of the Annual Meeting a nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy card may be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable or will decline to serve as a director.

     Shareholders may withhold their votes from the entire slate of nominees by so indicating in the space provided on the enclosed proxy card. Shareholders may withhold their votes from any particular nominee by writing that nominee's name in the space provided for that purpose on the enclosed proxy card.

     Set forth below is certain biographical information furnished to the Company by each director nominee. All of the nominees currently serve as directors of the Company. For summary of stock ownership information concerning the director nominees, see "Beneficial Ownership of Common Stock".

INFORMATION REGARDING NOMINEES FOR CLASS I DIRECTORS

JOSEPH M. FOX
Age: 62

     JOSEPH M. FOX is founder of the Company and has served as Chairman since 1978. From 1956 until 1977, he was employed by IBM, the last seven years as Vice President of its Federal Systems Division, where he oversaw a software development unit comprised of over 4,000 employees and was responsible for many major projects, including the automation of the Air Traffic Control System in the Untied States and the United Kingdom and the automation of the ground and onboard NASA Shuttle control system.

ALAN B. SALISBURY
Age: 60

     ALAN B. SALISBURY has served as director of the Company since January 28, 1997. Since 1993, Dr. Salisbury has served as the President of Learning Tree International USA, Inc. From 1991 to 1993, Dr. Salisbury served as Executive Vice President and Chief Operating Officer of the Microelectronics and Computer Technology Corporation, a research and development consortium owned by 22 companies. From 1987 to 1991, he served as President of Contel Technology Center, the advanced research and development organization serving Contel Corporation. Prior to that time, Dr. Salisbury served in the United States Army as a Major General where he commanded the United States Army Information Systems Engineering Command. Dr. Salisbury serves on the Board of Directors of the Learning Tree International, Inc., Sybase, Inc. and TelePad Corporation.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Company's Board of Directors (the "Board") held one regular meeting in 1997. The Board has an Audit Committee and a Compensation Committee. No director attended less than 75% of the aggregate number of meetings of the Board and the committees of the Board on which he served that were held during his term as a director of the Company.

     Committees of the Board of Directors. The Compensation Committee of the Board consists of Drs. Salisbury and Adams, with Dr. Adams serving as Chairman. Drs. Salisbury and Adams are both non-employee directors of the Company. The purpose of the Compensation Committee is to administer the Company's 1996 Equity Incentive Plan and any other stock benefit plan, to establish remuneration levels for officers of the Company and to establish and administer executive compensation programs. The Compensation Committee held one meeting in 1997.

     The Audit Committee of the Board consists of Drs. Salisbury and Adams, with Dr. Salisbury serving as chairman. The Audit Committee recommends to the Board the independent public accountants to be selected to audit the Company's annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of the Company's internal accounting staff. The Audit Committee held one meeting in 1997.

     Director Compensation. Except for ownership of stock options, directors of the Company generally do not receive compensation for services rendered as a director. The Company also does not provide compensation for committee participation or special assignments of the Board. Upon the consummation of its initial public offering on January 28, 1997, the Company granted to Drs. Salisbury and Adams (the "Outside Directors") options to purchase 25,000 shares of Common Stock. The Outside Directors are eligible to participate in the Company's 1996 Equity Incentive Plan.

EXECUTIVE OFFICERS

     The executive officers of the Company serve at the discretion of the Board and presently include: Joseph M. Fox, Chairman of the Board; E. Linwood Pearce, Chief Executive Officer; Andrew B. Ferrentino, President and Secretary; Kimberly
E. Osgood, Chief Financial Officer; David L. Kiker, Vice President of Technology; Randall K. Maroney, Vice President of Business Development; J. Kelly Brown, Vice President of Federal Business Unit; Benjamin J. Martindale, II, Vice President of Marketing; Richard H. Collard, Vice President of European Operations.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, executive officers and persons who own beneficially more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission (the "SEC ") and the Nasdaq Stock Market. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all such forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, its directors, executive officers and greater than 10% shareholders complied, since the Company's initial public offering on January 28, 1997 and through the end of the first quarter of fiscal 1997, with all applicable Section 16(a) filing requirements.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information concerning (i) those persons known by management of the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) the directors of the Company, (iii) the executive officers named in the Summary Compensation Table included elsewhere herein, and (iv) all current directors and executive officers of the Company as a group. Except as otherwise indicated in the footnotes below, such information is provided as of April 28, 1997. According to rules adopted by the SEC, a person is the "beneficial owner" of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, the conversion of a security or otherwise. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1% of the outstanding Common Stock.

                                                            AMOUNT AND NATURE OF
                NAME OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP    PERCENT OF CLASS(1)
---------------------------------------------------------   --------------------    -------------------
EXECUTIVE OFFICERS AND DIRECTORS
Joseph M. Fox(2).........................................           886,667                20.4%
E. Linwood Pearce(3).....................................           372,144                 8.6%
Andrew B. Ferrentino(4)..................................           490,857                11.3%
Kimberly E. Osgood(5)....................................            38,250              *
David L. Kiker(6)........................................           100,000                 2.3%
J. Kelly Brown(7)........................................            28,250              *
Randall K. Maroney(8)....................................            57,250                 1.3%
Richard H. Collard(9)....................................            42,000              *
Benjamin J. Martindale, II(10)...........................            12,500              *
Duane A. Adams(11).......................................             1,100              *
Alan B. Salisbury(12)....................................                --              *
All current directors and executive officers as a group
  (11 persons)(13).......................................         2,029,018                46.8%
OTHER SHAREHOLDERS
Alcatel(14)..............................................           500,000                11.5%

---------------
  *  Less Than 1%.

 (1) The number of shares of Common Stock outstanding used in calculating the percentage for each listed person (i) includes conversion of all of the Company's outstanding shares of Preferred Stock held by Alcatel into shares of Common stock, and (ii) includes the shares of Common Stock underlying the options held such person or entity that are exercisable within 60 days of April 28, 1997, but excludes shares of Common Stock underlying options held by any other person.

 (2) The business address of Mr. Fox is that of the Company. Mr. Fox's shares include 5,000 shares held by Mr. Fox's spouse and 113,000 shares held by Mr. Fox's six children. Pursuant to the Exchange Act rules, Mr. Fox may be deemed to share voting and investment power with respect to these 118,000 shares; however, Mr. Fox disclaims beneficial ownership of all such shares. Mr. Fox is the Chairman of the Board of the Company. His address is 45365 Vintage Park Plaza, Dulles, Virginia 20166.

 (3) Mr. Pearce's shares include 249,680 shares of Common Stock subject to options exercisable by or within 60 days of April 28, 1997, and 10,000 shares held by Mr. Pearce's two children. Mr. Pearce disclaims beneficial ownership of all 10,000 such shares. Mr. Pearce is the Chief Executive Officer of the Company. His address is 45365 Vintage Park Plaza, Dulles, Virginia 20166.

 (4) Mr. Ferrentino's shares include 30,000 shares held by Mr. Ferrentino's spouse and 25,000 shares held by Mr. Ferrentino's brother, as trustee for the benefit of Mr. Ferrentino's daughter. Mr. Ferrentino disclaims beneficial ownership of all 55,000 such shares. Mr. Ferrentino is the President and Secretary of the Company. His address is 45365 Vintage Park Plaza, Dulles, Virginia 20166.

 (5) Ms. Osgood's shares include 36,500 shares of Common Stock subject to options exercisable by or within 60 days of April 28, 1997. Ms. Osgood is Chief Financial Officer of the Company. Her address is 45365 Vintage Park Plaza, Dulles, Virginia 20166.

 (6) Mr. Kiker's shares include 95,000 shares of Common Stock subject to options exercisable by or within 60 days of April 28, 1997. Mr. Kiker is the Vice President of Technology of the Company. His address is 45365 Vintage Park Plaza, Dulles, Virginia 20166.

 (7) All of Mr. Brown's shares are shares of Common Stock subject to options exercisable by or within 60 days of April 28, 1997. Mr. Brown is the Vice President of Federal Business Unit of the Company. His address is 45365 Vintage Park Plaza, Dulles, Virginia 20166.

 (8) All of Mr. Maroney's shares are shares of Common Stock subject to options exercisable by or within 60 days of April 28, 1997. Mr. Maroney is the Vice President of Business Development. His address is 45365 Vintage Park Plaza, Dulles, Virginia 20166.

 (9) All of Mr. Collard's shares are shares of Common Stock subject to options exercisable by or within 60 days of April 28, 1997. Mr. Collard is the Vice President of European Operations. His address is 45365 Vintage Park Plaza, Dulles, Virginia 20166.

(10) Mr. Martindale's shares include 12,500 shares of Common Stock subject to options exercisable by or within 60 days of April 28, 1997. Mr. Martindale is the Vice President of Marketing. His address is 45365 Vintage Park Plaza, Dulles, Virginia 20166.

(11) Dr. Adams' shares include 550 shares held by Dr. Adams' spouse. Dr. Adams disclaims beneficial ownership of all 550 such shares. Dr. Adams became a director of the Company on January 28, 1997.

(12) Dr. Salisbury became a director of the Company on January 28, 1997. He holds no shares of Common Stock and no options exercisable within 60 days of April 28, 1997.

(13) Includes all shares stated to be included in the notes above.

(14) Consists of shares converted from Preferred Stock to Common Stock. See "Certain Relationships and Related Transactions."

                             EXECUTIVE COMPENSATION

     Pursuant to the Securities and Exchange Commission rules for proxy statement disclosure of executive compensation, the Compensation Committee of the Board of the Company has prepared the following Report on Executive Compensation. The Committee considers this report to clearly describe the current executive compensation program of the Company, including the underlying philosophy of the program and the specific performance criteria on which executive compensation is based. This report also discusses in detail the compensation paid to the Company's Chief Executive Officer, Mr. E. Linwood Pearce, during 1996.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report by the Compensation Committee of the Board (the "Committee") discusses the Committee's compensation objectives and policies applicable to the Company's executive officers. The report reviews the Committee's policy generally with respect to the compensation of all executive officers as a group for fiscal 1996 and specifically reviews the compensation established for the Company's Chief Executive Officer as reported in the Summary Compensation Table. The Committee is composed entirely of non-employee directors of the Company.

COMPENSATION PHILOSOPHY

     The Company's executive compensation program has three objectives: (1) to align the interests of the executive officers with the interests of the Company's shareholders by basing a significant portion of an executive's compensation on the Company's performance; (2) to attract and retain highly talented and productive executives; and (3) to provide incentives for superior performance by the Company's executives. To achieve these objectives, the Committee has crafted a program that consists of base salary, short-term incentive compensation in the form of a cash bonus, and long-term incentive compensation in the form of stock options. The Company's primary goal is to provide for a reasonable base salary component while also providing for higher short-term and long-term incentive rewards and bonuses based on the Company's performance. These compensation elements are in addition to the general benefit programs which are offered to all of the Company's employees.

     Each year, the Committee reviews the Company's executive compensation program. In its review, the Committee studies the compensation packages for executives in comparable roles performing at comparable levels at other companies in the same or related industries, competitiveness of the Company's executive compensation program and the Company's financial performance for the previous fiscal year. The Committee also gauges the success of the compensation program in achieving its objectives in the previous year and considers the Company's overall performance objectives.

     Each element of the Company's executive compensation program is discussed below.

BASE SALARIES

     The Committee annually reviews the base salaries of the Company's executive officers. The base salaries for the Company's executive officers for fiscal 1996 were established by the Board at the beginning of that fiscal year. The base salaries for fiscal 1997 were established by the Committee on April 2, 1997. In addition to considering the factors listed in the foregoing section that support the Company's executive compensation program generally, the Committee reviews the responsibilities of the specific executive position and the experience and knowledge of the individual in that position. The Committee also measures individual performance based upon a number of factors, including a measurement of the Company's historic and recent financial performance, the individual's contribution to that performance, the individual's performance on non-financial goals and other contributions of the individual to the Company's success, and gives each of these factors relatively equal weight without confining its analysis to a rigorous formula. As is typical of most corporations, the actual payment of base salary is not strictly conditioned upon the achievement of any predetermined performance targets.

INCENTIVE COMPENSATION

     Cash bonuses established for executive officers are intended to motivate an individual to strive to achieve the Company's financial and operational performance goals or to otherwise incent an individual to aim for a high level of achievement on behalf of the Company in the coming year. The Committee does not have a formula for determining bonus payments, but establishes general target bonus levels for executive officers at the beginning of the fiscal year based in relatively equal measures upon the Committee's subjective assessment of the Company's projected revenues and other operational and individual performance factors and may adjust these targets during the year.

LONG-TERM INCENTIVE COMPENSATION

     The Company's long-term incentive compensation plan for its executive officers is based upon the Company's 1996 Equity Incentive Plan. The Company believes that placing a substantial portion of its executives' total compensation in the form of stock options achieves three objectives: (1) it aligns the interests of the Company's executives directly with those of the Company's shareholders; (2) it gives executives a significant long-term interest in the Company's success; and (3) it helps the Company retain key executives. Each option grant allows an executive to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time. The option vests in periodic installments over a three or four year period, contingent upon the executive's continued employment with the Company. Accordingly, the option grants will provide a return to the executive only if he or she remains in the Company's employ, and then only if the market price of the Company's Common Stock appreciates over the option term.

     In establishing this long-term compensation plan in the form of stock option grants, in fiscal 1996 the Board primarily considered the executives' past performance and the degree to which an incentive for long-term performance would benefit the Company. All options were granted at fair market value in fiscal 1996, and it is the Committee's policy to continue to do so unless particular circumstances warrant a below-market grant.

BENEFITS

     The Company believes that it must offer a competitive benefits program to attract and retain all of its full-time employees. Accordingly, the Company provides the same medical and other benefits to its executive officers that are generally available to its other employees.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Chief Executive Officer's compensation is based on the same elements and measures of performance as is the compensation for the Company's other executive officers. The Board approved a base salary for Mr. Pearce for fiscal 1996 of $170,000 based on the same factors underlying the base salaries of the other executive officers. Mr. Pearce's salary for fiscal 1995 was $150,000. In structuring the fiscal 1997 compensation of Mr. Pearce, the Committee will consider as essential the alignment of his compensation package with the financial performance of the Company and the Committee's philosophy of basing a larger portion of executive compensation on incentive bonuses and awards. For fiscal 1996, the Company awarded Mr. Pearce a bonus of $57,500. The bonus was based in part on meeting certain profit and revenue goals set by the Board for fiscal 1996. Mr. Pearce also received 100,000 options to purchase shares in fiscal 1996. See "Executive Officer Compensation -- Option Grants in Fiscal 1996" for a description of option grants to Mr. Pearce in 1996.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

     It is the responsibility of the Committee to address the issues raised by
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The revisions to this Code section made certain non-performance based compensation in excess of $1,000,000 to executives of public companies non-deductible to such companies beginning in 1994. The Committee has reviewed these issues and has determined that it is not necessary for the Company to take any action at this time with regard to these issues.

                                Submitted by:  THE COMPENSATION COMMITTEE
                                           Duane A. Adams -- Chairman
                                           Alan B. Salisbury

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company's Board was formed upon the consummation of the Company's initial public offering on January 28, 1997, and the members of the Compensation Committee are Drs. Salisbury and Adams. None of these individuals was at any time during fiscal 1996, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board or Compensation Committee.

     On April 9, 1997, Dr. Adams purchased 550 shares of the Company's Common Stock in his name and 550 shares of the Company's Common Stock in his wife's name. See "Beneficial Ownership of Common Stock."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In September 1996, in connection with an increase to the Company's then-outstanding line of credit, the Bank released personal guarantees of the line of credit which had been given by Messrs. Fox, Ferrentino and Pearce, all of whom are directors and executive officers of the Company.

     In November 1996, Alcatel purchased 500,000 shares of Preferred Stock of the Company for an aggregate of $8.0 million. Each share of Preferred Stock converted automatically into one share of Common Stock upon consummation of the Company's initial public offering on January 28, 1997. As a result of this conversion, Alcatel became a beneficial owner of more than 5% of the Company's outstanding Common Stock. Under agreements entered into in connection with this purchase of Preferred Stock, the Company granted certain registration rights to Alcatel with respect to sales of securities of the Company held by it. Alcatel also agreed to a "standstill" provision whereby Alcatel and any of its affiliates would not acquire beneficial ownership of Common Stock or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock, that when added to the Common Stock beneficially owned by Alcatel or its affiliates would exceed 19.9% of the then outstanding shares of Common Stock. In connection with this investment, the Company and certain principal shareholders of the Company also entered into a Shareholders' Agreement with Alcatel. Pursuant to this Agreement, the Company agreed, among other things, to use all reasonable efforts to nominate an Alcatel designee for election to the Company's Board and certain principal shareholders of the Company agreed to vote all beneficially owned shares in support of such designee's election to the Company's Board, if requested to do so. The Company and these principal shareholders also agreed to give Alcatel prior notice in the event the Company plans to sell certain assets or capital stock of the Company. Specifically, the Company and such principal shareholders agreed to give Alcatel written and oral notice prior to soliciting any proposal, or participating in any negotiations, regarding a sale of any significant portion of the Company's assets or any sale of Common Stock representing 5% more of the Common Stock of the Company issued and outstanding immediately prior to such sale. The Company and such principal shareholders also agreed to promptly advise Alcatel of any request for information or any proposal by a third party with respect to the foregoing. These principal shareholders also granted to Alcatel the right to join in certain sales of Common Stock held by such shareholders. The Company also granted to Alcatel the right to appoint an observer to attend meetings of the Company's Board in the event a representative designated by Alcatel is not then serving on the Company's Board. All rights and obligations under the terms of the agreement with Alcatel (except registration rights with respect to Alcatel's Common Stock) will terminate if Alcatel ceases to own in the aggregate at least 3% of the Company's fully-diluted Common Stock.

     Upon the consummation of its initial public offering on January 28, 1997, the Company granted to the Outside Directors options to purchase 25,000 shares of Common Stock, at an exercise price of $16.00 per share and a vesting period of three years, with one-third of the granted options vesting on each anniversary of such grant.

     On April 9, 1997, Dr. Adams purchased 550 shares of the Company's Common Stock in his name and 550 shares of the Company's Common Stock in his wife's name. See "Beneficial Ownership of Common Stock."

EXECUTIVE OFFICER COMPENSATION

TABLE I -- SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth the compensation earned for the two fiscal years ended November 30, 1995 and November 30, 1996, by the Company's Chief Executive Officer and the six other most highly compensated executive officers (collectively, the "Named Executive Officers"), each of whose aggregate compensation for fiscal 1996 exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries for that fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                                                     COMPENSATION
                                                                                     -------------
                                                    ANNUAL COMPENSATION(1)            SECURITIES
                                              -----------------------------------     UNDERLYING
        NAME AND PRINCIPAL                                           OTHER ANNUAL       OPTIONS        ALL OTHER
            POSITION(S)               YEAR     SALARY      BONUS     COMPENSATION    (# OF SHARES)    COMPENSATION
-----------------------------------   ----    --------    -------    ------------    -------------    ------------
E. Linwood Pearce..................   1996    $170,000    $57,500            --          100,000              --
    Chief Executive Officer           1995    $150,000    $20,000            --               --              --
Joseph M. Fox......................   1996    $170,000    $57,500            --               --              --
    Chairman                          1995    $150,000    $20,000            --               --              --
Andrew B. Ferrentino...............   1996    $170,000    $57,500            --               --              --
    President and Secretary           1995    $150,000    $20,000            --               --              --
Kimberly E. Osgood.................   1996    $ 87,312    $13,000            --           43,000              --
    Chief Financial Officer           1995          --         --            --               --              --
David L. Kiker.....................   1996    $128,000    $13,000            --           50,000              --
    Vice President of Technology      1995    $122,250    $ 4,000            --               --              --
Randall K. Maroney.................   1996    $ 86,889    $28,875(2)         --               --              --
    Vice President of Business        1995    $ 85,000    $16,881(3)         --               --              --
      Development
J. Kelly Brown.....................   1996    $100,894    $ 4,000            --           30,000              --
    Vice President of Federal
      Business Unit                   1995          --         --            --               --              --

---------------
(1) In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonus for the Named Executive Officer for such year.

(2) Represents sales commission.

(3) Represents sales commission.

                    TABLE II -- OPTION GRANTS IN FISCAL 1996

     This table presents information regarding options granted to the Company's Named Executive Officers during fiscal 1996 to purchase shares of the Company's Common Stock. The Company has no outstanding stock appreciation rights ("SARs") outstanding and granted no SARs during fiscal 1996. In accordance with SEC rules, the table shows the hypothetical "gains" or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price of 5% and 10% from the date the options were granted over the full option term.

                                                                                                   POTENTIAL REALIZABLE
                                                       INDIVIDUAL GRANTS                         VALUE AT ASSUMED ANNUAL
                                   ----------------------------------------------------------
                                                   % OF TOTAL                                         RATES OF STOCK
                                     NO. OF         OPTIONS                                         PRICE APPRECIATION
                                   SECURITIES      GRANTED TO        EXERCISE                     FOR THE OPTION TERM(4)
                                   UNDERLYING      EMPLOYEES         OR BASE
                                    OPTIONS          DURING           PRICE        EXPIRATION    ------------------------
              NAME                 GRANTED(1)       YEAR(2)        ($/SHARE)(3)       DATE           5%           10%
--------------------------------   ----------    --------------    ------------    ----------    ----------    ----------
Joseph M. Fox...................          --            --                --              --             --            --
E. Linwood Pearce...............     100,000          16.2%           $ 6.00         9/30/06      $ 377,331     $ 956,245
Andrew B. Ferrentino............          --            --                --              --             --            --
Kimberly E. Osgood..............       3,000            .5%           $ 1.98        12/13/05      $   3,736     $   9,467
                                      40,000           6.5%           $ 6.00         9/30/06      $ 150,935     $ 382,498
David L. Kiker..................      50,000           8.1%           $ 6.00         9/30/06      $ 188,668     $ 478,123
Randall K. Maroney..............          --            --                --              --             --            --
J. Kelly Brown..................      30,000           4.9%           $ 6.00         9/30/06      $ 113,200     $ 286,874

---------------
(1) The options granted are incentive stock options that become exercisable in increments of 25% per year beginning on the first anniversary of the date of grant.

(2) Based on an aggregate of 618,300 options granted to employees during the fiscal year ended November 30, 1996.

(3) The exercise price per share equaled the fair market value of the Common Stock on the date of grant, as determined by the Board.

(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

  TABLE III -- OPTION EXERCISES IN FISCAL 1996 AND FISCAL 1996 YEAR-END OPTION
                                     VALUES

     The following table shows the number of shares of Common Stock subject to exercisable and unexercisable stock options held by each of the Named Executive Officers as of November 30, 1996. The table also reflects the values of such options based on the positive spread between the exercise price of such options and the estimated price of the Common Stock as of November 30, 1996, as determined by the Company's Board.

                                                             NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED               IN-THE-MONEY
                             SHARES                         OPTIONS AT YEAR-END(#)          OPTIONS AT YEAR-END(1)
                           ACQUIRED ON       VALUE       ----------------------------    ----------------------------
          NAME             EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------------------------   -----------    -----------    -----------    -------------    -----------    -------------
Joseph M. Fox...........          --              --            --              --                --              --
E. Linwood Pearce.......      50,000       $ 234,000(2)    324,680         100,000       $ 4,344,218     $ 1,338,000
Andrew B. Ferrentino....          --              --            --              --                --              --
Kimberly E. Osgood......           0               0        37,250          69,000       $   498,405     $   923,220
David L. Kiker..........           0               0       107,500          77,500       $ 1,438,350     $ 1,036,950
Randall K. Maroney......           0               0        41,250          48,750       $   551,925     $   652,275
J. Kelly Brown..........           0               0        31,250          48,750       $   418,125     $   652,275

---------------
(1) Prior to the Company's initial public offering on January 28, 1997, the Common Stock was not publicly traded. Consequently, the Board, in connection with grants of stock options it makes from time to time, determined the fair market value of the Common Stock as of the date of grant. For purposes of calculating the value of in-the-money options at November 30, 1996, the following formula is used: [(Fair Market Value Per Share on November 30,
    1996) - (Weighted Average Exercise Price Per Share)] X Number of Securities Underlying Unexercised Options at Year-End. The Board has used the deemed fair market value as of November 30, 1996, as determined by the Board of $16.00 per share.

(2) Calculated as the difference between the exercise price and the fair market value of the underlying security at the exercise date of the underlying option.

EMPLOYMENT AND NON-COMPETITION AGREEMENTS

     As of October 24, 1996, the Company entered into an employment agreement with Mr. E. Linwood Pearce that provides that Mr. Pearce will serve as the Company's Chief Executive Officer until October 23, 1998. Mr. Pearce is entitled to a base salary of $170,000 per year, with bonuses and salary increases to be determined from time to time by the Board. The Company may terminate the employment agreement upon Mr. Pearce's death, disability or for cause. If the Board terminates Mr. Pearce for cause, Mr. Pearce is not entitled to severance pay. If the Board of directors terminates Mr. Pearce without cause, Mr. Pearce is entitled to receive compensation equal to the greater of (i) the compensation due to Mr. Pearce through the end of the employment agreement; or (ii) 12 months of salary and bonus. Mr. Pearce may terminate the agreement upon 30 days written notice to the Board.

     As of October 24, 1996, the Company entered into an employment agreement with Mr. Joseph M. Fox that provides that Mr. Fox will serve as the Company's Chairman of the Board until October 23, 1998. Mr. Fox is entitled to a base salary of $170,000 per year, with bonuses and salary increases to be determined from time to time by the Board. The Company may terminate the employment agreement upon Mr. Fox's death, disability or for cause. If the Board terminates Mr. Fox for cause, Mr. Fox is not entitled to severance pay. If the Board of directors terminates Mr. Fox without cause, Mr. Fox is entitled to receive compensation equal to the greater of (i) the compensation due to Mr. Fox through the end of the employment agreement; or (ii) 12 months of salary and bonus. Mr. Fox may terminate the agreement upon 30 days written notice to the Board.

     As of October 24, 1996, the Company entered into an employment agreement with Mr. Andrew B. Ferrentino that provides that Mr. Ferrentino will serve as the Company's President until October 23, 1998. Mr. Ferrentino is entitled to a base salary of $170,000 per year, with bonuses and salary increases to be determined from time to time by the Board. The Company may terminate the employment agreement upon Mr. Ferrentino's death, disability or for cause. If the Board terminates Mr. Ferrentino for cause, Mr. Ferrentino is not entitled to severance pay. If the Board of directors terminates Mr. Ferrentino without cause, Mr. Ferrentino is entitled to receive compensation equal to the greater of (i) the compensation due to Mr. Ferrentino through the end of the employment agreement; or (ii) 12 months of salary and bonus. Mr. Ferrentino may terminate the agreement upon 30 days written notice to the Board.

STOCK PERFORMANCE GRAPH

     The graph set forth below compares the cumulative total shareholder return on the Company's Common Stock between January 29, 1997 (the date the Company's Common Stock began trading on the Nasdaq Stock Market) and March 31, 1997 with the cumulative total return of (i) the Nasdaq Stock Market-U.S. Companies Index (the "Nasdaq Stock Market-U.S. Index") and (ii) the Nasdaq Stock Market Computer & Data Processing Index (the "Nasdaq Computer & Data Processing Index"), over the same period. This graph assumes the investment of $100.00 on January 29, 1997 in the Company's Common Stock, the Nasdaq Stock Market-U.S. Index and the Nasdaq Computer & Data Processing Index, and assumes the reinvestment of dividends, if any.

     The comparisons shown in the graph below are based upon historical data and the Company cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company's Common Stock. Information used in the graph was obtained from the Nasdaq Stock Market, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
          TEMPLATE SOFTWARE, INC., THE NASDAQ STOCK MARKET-U.S. INDEX
                AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

                                                                             NASDAQ COMPUTER &
        MEASUREMENT PERIOD               TEMPLATE          NASDAQ STOCK       DATA PROCESSING
      (FISCAL YEAR COVERED)           SOFTWARE, INC.      MARKET-US INDEX          INDEX
1/29/97                                         100.00              100.00              100.00
2/28/97                                          85.00               95.00               94.00
3/31/97                                          57.00               89.00               87.00

     The Company effected its initial public offering on January 28, 1997 at a per share price of $16.00. The graph above commences with the initial public offering price of $16.00.

     Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by or on behalf of the Company under those statutes.

       PROPOSAL 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Company, following a recommendation of the Board's Audit Committee, has appointed the firm of Coopers & Lybrand L.L.P. to serve as independent auditors of the Company for the fiscal year ending November 30, 1997, and has directed that such appointment be submitted to shareholders of the Company for ratification at the Annual Meeting. Coopers & Lybrand L.L.P. has served as independent auditors of the Company since 1996 and is considered by management of the Company to be well qualified. If the shareholders do not ratify the appointment of Coopers & Lybrand L.L.P., the Board will reconsider the appointment.

     Representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from shareholders.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P.
                  AS THE INDEPENDENT AUDITORS OF THE COMPANY.

OTHER MATTERS

     Neither management nor the Board knows of any matter to be acted upon at the meeting other than the matters described above. If any other matter properly comes before the Annual Meeting, however, the proxy holders will vote thereon in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          /s/ JOSEPH M. FOX

                                          Joseph M. Fox
                                          Chairman

Dulles, Virginia
May 1, 1997

                      THIS PROXY IS SOLICITED ON BEHALF OF
               THE BOARD OF DIRECTORS OF TEMPLATE SOFTWARE, INC.

    The undersigned shareholder(s) of Template Software, Inc., a Virginia corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated May 1, 1997, and hereby appoints Mr. E. Linwood Pearce and Dr. Duane A. Adams, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1997 Annual Meeting of Shareholders of the Company to be held at 10:00 a.m. Eastern Standard Time on May 28, 1997 at the Company's headquarters at 45365 Vintage Park Plaza, Dulles, Virginia 20166 and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

(1) To elect the nominees listed below to serve as Class I Directors of the Company until the 2000 Annual Shareholders Meeting:

          (a.) Mr. Joseph M. Fox

    [ ]    FOR           [ ]    WITHHOLD

          (b.) Dr. Alan B. Salisbury

    [ ]    FOR           [ ]    WITHHOLD

--------------------------------------------------------------------------------

(2) To ratify the appointment of Coopers & Lybrand L.L.P. as the independent auditors of the Company for the fiscal year ended November 30, 1997.

    [ ]    FOR           [ ]    WITHHOLD           [ ]    ABSTAIN

(3) In their discretion, upon such other matter or matters that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned stockholder(s). IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR THE DIRECTOR NOMINEES NAMED IN PROPOSAL (1) ABOVE, FOR PROPOSAL (2) ABOVE AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

                                        Dated

                                        ---------------------------------------,
                                        1997

                                        ----------------------------------------
                                        Signature

                                        ----------------------------------------
                                        Signature (if held jointly)
                                        Title or authority (if applicable)

NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. IF SHARES ARE REGISTERED IN MORE THAN ONE NAME, THE SIGNATURE OF ALL SUCH PERSONS ARE REQUIRED. A CORPORATION SHOULD SIGN IN ITS FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER, STATING HIS OR HER TITLE. TRUSTEES, GUARDIANS, EXECUTORS AND ADMINISTRATORS SHOULD SIGN IN THEIR OFFICIAL CAPACITY, GIVING THEIR FULL TITLE AS SUCH. IF A PARTNERSHIP, PLEASE SIGN IN THE PARTNERSHIP NAME BY AN AUTHORIZED PERSON.